Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 13, 2007

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of four and one-half cents ($0.045) per Unit of Beneficial Interest payable on May 20, 2007 to Mesabi Trust Unitholders of record at the close of business on April 30, 2007.  This compares to a distribution of thirty cents ($0.30) per Unit for the same period last year.

The decrease in the distribution of twenty five and one-half cents ($0.255) per Unit as compared to the same quarter last year is due to two factors: price adjustments for shipments made during prior years were substantially lower during the current fiscal quarter compared to a year ago, and there were no shipments of iron ore pellets during the first calendar quarter of 2007.  In the same period one year ago, the Trust received substantial royalty payments representing final and estimated price adjustments totaling $3,112,536 for pellets shipped in previous years, compared with the Trust expecting to receive payments of only $359,911 for final and estimated price adjustments during the current fiscal quarter. The Trust receives royalties based on the volume of shipments and the selling prices of iron ore pellets shipped by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands. Because the Great Lakes shipping lanes are frozen or not navigable during most of the first calendar quarter, there are normally few or no shipments of iron ore pellets to its inventory through continued production in the first calendar quarter of 2007, there were no pellets shipped during this period so the Trust was credited with only the minimum advance royalty. Comparatively, Northshore did make some shipments in the first calendar quarter of 2006 and thus the Trust received base and bonus royalties in excess of the minimum advance royalty with respect to that quarter.

The total royalty payment expected to be received by Mesabi Trust on April 30, 2007 is $644,591 (which includes the fee royalty expected to be received by the Mesabi Land Trust).  Because no shipments of iron ore were made by Northshore during the first calendar quarter of 2007, Mesabi Trust was credited with only a minimum advance royalty of $191,628 and no bonus royalty will be paid to the Trust for the quarter.  As noted above, part of the total royalty payment expected to be received by the Trust on April 30 is an aggregate amount of $359,911, which primarily represents final and estimated pricing adjustments for shipments of iron ore in prior years.  These payments will be subject to further adjustment in the future, which adjustments may be positive or negative. Such adjustments will be made, if any, pursuant to term contracts between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”), and the adjustments will not be communicated to the Trust until after the end of a contract year.

As previously disclosed by Mesabi Trust, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  Royalty payments received by the Trust in 2006 and 2007 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) in accordance with the CCI Pellet Agreements.  CCI has not provided Mesabi Trust with any projections about any possible pricing (and resulting royalty) adjustments that might impact future distributions. Accordingly, these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  Northshore has not provided the Mesabi Trustees with a forecast of either the production of iron ore pellets from Northshore or the volume of shipments of iron ore pellets or what percentage of such production and shipments will be from Mesabi Trust iron ore.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments by Northshore in 2007 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, price adjustments if any, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in CCI Pellet Agreements resulting in adjustments to royalties payable to the Trust or other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known and communicated to the Trust until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:                 Mesabi Trust SHR Unit

                Deutsche Bank Trust Company Americas

                615-835-2749